EXHIBIT 99.2

Merger with Kentucky Bancshares, Inc. (OTCQX: KTYB) January 27, 2021

Forward-Looking Statements

Forward-Looking Statements

Certain statements contained in this communication, which are not statements of historical fact, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, certain plans, expectations, goals, projections and benefits relating to the proposed merger transaction between Stock Yards and Kentucky Bancshares, which are subject to numerous assumptions, risks and uncertainties. Words or phrases such as "anticipate," "believe," "aim," "can," "conclude," "continue," "could," "estimate," "expect," "foresee," "goal," "intend," "may," "might," "outlook," "possible," "plan," "predict," "project," "potential," "seek," "should," "target," "will," "will likely," "would," or the negative of these terms or other comparable terminology, as well as similar expressions, are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Please refer to each of Stock Yards' and Kentucky Bancshares' Annual Report on Form 10-K for the year ended December 31, 2019, and, in the case of Stock Yards, its Quarterly Report on Form 10-Q for the three months ended September 30, 2020, as well as their other filings with the SEC for a more detailed discussion of risks, uncertainties and factors that could cause actual results to differ from those discussed in the forward-looking statements.

Forward-looking statements are not historical facts but instead express only management's beliefs regarding future results or events, many of which, by their nature, are inherently uncertain and outside of the management's control. It is possible that actual results and outcomes may differ, possibly materially, from the anticipated results or outcomes indicated in these forward-looking statements. In addition to factors disclosed in reports filed by Stock Yards and Kentucky Bancshares with the SEC, risks and uncertainties for Stock Yards, Kentucky Bancshares and the combined company include, but are not limited to: the possibility that any of the anticipated benefits of the proposed merger will not be realized or will not be realized within the expected time period; the risk that integration of Kentucky Bancshares' operations with those of Stock Yards will be materially delayed or will be more costly or difficult than expected; the parties' inability to meet expectations regarding the timing, completion and accounting and tax treatments of the merger; the inability to complete the merger due to the failure of Kentucky Bancshares' shareholders to adopt the merger agreement; the failure to satisfy other conditions to completion of the merger, including receipt of required regulatory and other approvals; the failure of the proposed transaction to close for any other reason; diversion of management's attention from ongoing business operations and opportunities due to the merger; the challenges of integrating and retaining key employees; the effect of the announcement of the merger on Stock Yards', Kentucky Bancshares' or the combined company's respective customer and employee relationships and operating results; the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events; dilution caused by Stock Yards' issuance of additional shares of Stock Yards common stock in connection with the merger; the magnitude and duration of the COVID-19 pandemic and its impact on the global economy and financial market conditions and the business, results of operations and financial condition of Stock Yards, Kentucky Bancshares and the combined company; and general competitive, economic, political and market conditions and fluctuations. All forward-looking statements included in this communication are made as of the date hereof and are based on information available at that time. Except as required by law, neither Stock Yards nor Kentucky Bancshares assumes any obligation to update any forward-looking statement to reflect events or circumstances that occur after the date the forward-looking statements were made.

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Important Additional Information

Additional Information Regarding the Proposed Transaction

This communication is being made in respect of the proposed merger transaction between Stock Yards and Kentucky Bancshares. Stock Yards will file a registration statement on Form S-4 with the SEC in connection with the proposed transaction. The registration statement will include a proxy statement of Kentucky Bancshares that also constitutes a prospectus of Stock Yards which, when finalized, will be sent to the shareholders of Kentucky Bancshares seeking their approval of the merger-related proposals. This document is not a substitute for the proxy statement/prospectus or registration statement or any other document that Stock Yards or Kentucky Bancshares may file with the SEC. KENTUCKY BANCSHARES' SHAREHOLDERS ARE ADVISED TO READ THE REGISTRATION STATEMENT ON FORM S-4 AND THE RELATED PROXY STATEMENT/PROSPECTUS, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT STOCK YARDS, KENTUCKY BANCSHARES AND THE PROPOSED TRANSACTION. When filed, the registration statement, the definitive proxy statement/prospectus and other documents relating to the merger transaction filed by Stock Yards and Kentucky Bancshares can be obtained free of charge from the SEC's website at www.sec.gov. These documents also can be obtained free of charge by accessing Stock Yards' website at www.syb.com under the tab "Investors Relations" and then under "SEC Filings." Alternatively, these documents, when available, can be obtained free of charge from Stock Yards upon written request to Stock Yards, Attention: Chief Financial Officer, 1040 East Main Street, Louisville, Kentucky 40206 or by calling (502) 582-2571, or to Kentucky Bancshares, Attention: Chief Financial Officer, 339 Main Street, Paris, Kentucky 40361 or by calling (859) 987-1795.

Participants in the Solicitation

Stock Yards, Kentucky Bancshares and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Kentucky Bancshares' shareholders in connection with the proposed transaction. Information about the directors and executive officers of Stock Yards and their ownership of Stock Yards common stock is set forth in the definitive proxy statement for Stock Yards' 2020 annual meeting of shareholders, as previously filed with the SEC on March 13, 2020, and Stock Yards' Annual Report on Form 10-K for the year ended December 31, 2019, as previously filed with the SEC on February 28, 2020, as well as other documents filed with the SEC. Information about the directors and executive officers of Kentucky Bancshares and their ownership of Kentucky Bancshares common stock is set forth in the definitive proxy statement for Kentucky Bancshares's 2020 annual meeting of shareholders, as previously filed with the SEC on May 11, 2020, and Kentucky Bancshares' Annual Report on Form 10-K for the year ended December 31, 2019, as previously filed with the SEC on March 10, 2020, as well as other documents filed with the SEC. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by securities holdings or otherwise, will be included in the proxy statement/prospectus and other relevant documents regarding the proposed transaction to be filed with the SEC when they become available. You may obtain free copies of these documents from Stock Yards or Kentucky Bancshares using the sources indicated above.

No Offer or Solicitation

This communication is not intended to and shall not constitute an offer to sell or the solicitation of an offer to buy securities nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. This communication is also not a solicitation of any vote in any jurisdiction pursuant to the proposed transactions or otherwise. No offer of securities or solicitation will be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Non-GAAP Measures

This communication contains certain non-GAAP financial measures of Stock Yards and Kentucky Bancshares determined by methods other than in accordance with generally accepted accounting principles. We use non-GAAP financial measures to provide meaningful supplemental information regarding our performance. We believe these non-GAAP measures are beneficial in assessing our operating results and related trends, and when planning and forecasting future periods. These non-GAAP disclosures should be considered in addition to, and not as a substitute for or preferable to, financial results determined in accordance with GAAP. The non-GAAP financial measures we use may differ from the non-GAAP financial measures other financial institutions use to measure their results of operations.

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Transaction Highlights

Accelerates Strategic Goals

- Entry into attractive Central Kentucky markets, including the Lexington MSA (Kentucky's second largest market), with a scalable franchise bringing $1.2B in assets
- Enhances SYBT's position as the preeminent Kentucky community bank
  - Pro forma entity has the #7[1] deposit market share in state of Kentucky with ~$5 billion of deposits through the entire footprint
  - Frames out strength in the Lexington-to-Louisville corridor, capturing the flow from Lexington and the state capital (Frankfort)
- Complementary business models & cultures, with opportunity to expand relationships with Kentucky Bank customers
- Accelerates Stock Yards' ability to deliver what it does best (business lending and wealth services) into Lexington / Central KY

Financially Attractive

- ~12.5% EPS accretion in first full year (2022)
- Tangible book value per share earnback of approximately 2.5 years using crossover method
- Pro forma capital ratios well in excess of regulatory minimums
- Conservative and achievable cost savings assumptions (26.5% of operating expenses)

Low Risk

- Comprehensive due diligence – reviewed 49% of KTYB's loan portfolio, including 88% of loans above $1 million
- Compatible management teams with shared focus on conservative underwriting
- Retention of key personnel – Louis Prichard (current CEO) to become Central Kentucky Market President

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(1) Source: S&P Global Market Intelligence; Deposit data as of 6/30/20 and is pro forma for pending or recently completed transactions.

Strategic Expansion Into Central Kentucky

Pro Forma Branch Footprint



Columbus
Indianapolis
Dayton
Ohio
Indiana
Cincinnati
Frankfort
Louisville
Lexington-Fayette
Kentucky
SYBT (44)
KTYB (19)

($ in millions)	SYBT	KTYB	Pro Forma[(1)]
Locations	44	19	63
Assets	$4,609	$1,240	$5,848
Gross Loans HFI	3,532	767	4,298
Deposits	3,989	979	4,967

Kentucky Deposit Market Share

Rank	Institution (ST)	Number of Branches	Deposits in Market ($M)	Market Share (%)
1	PNC Financial Services Group (PA)	79	10,618	10.8
2	JPMorgan Chase & Co. (NY)	49	7,872	8.0
3	Fifth Third Bancorp (OH)	81	7,508	7.6
4	Truist Financial Corp. (NC)	73	6,128	6.2
5	U.S. Bancorp (MN)	97	5,096	5.2
7	Combined	50	4,011	4.1
8	Stock Yards Bancorp Inc. (KY)	31	3,061	3.1
22	Kentucky Bancshares Inc. (KY)	19	951	1.0

Lexington-Fayette, KY MSA Market Share

Rank	Institution (ST)	Number of Branches	Deposits in Market ($M)	Market Share (%)
1	Central Bancshares Inc. (KY)	18	1,948	15.4
2	JPMorgan Chase & Co. (NY)	14	1,942	15.4
3	Fifth Third Bancorp (OH)	12	1,431	11.3
4	PNC Financial Services Group (PA)	12	1,228	9.7
5	Traditional Bancorp, Inc. (KY)	9	1,039	8.2
7	Kentucky Bancshares Inc. (KY)	12	580	4.6

Notable Employers in Lexington MSA

TOYOTA

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CONDUENT

Lexmark

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Source: S&P Global Market Intelligence and Commerce Lexington Economic Development. Deposit data as of 6/30/20 and is pro forma for pending or recently completed transactions.
(1) Pro forma does not reflect purchase accounting or merger adjustments. Financial data as of 12/31/20.

Page 6 Overview of Kentucky Bancshares, Inc. (1) Based on KTYB closing common stock price of $19.01 as of 1/25/21. (2) NPLs include nonaccrual loans (less portion guaranteed by US government), loans 90+ days past due and TDRs. NPAs include NPLs an d OREO. (3) As of 12/31/20, the PPP loan balance was approximately $41 million. Company Highlights Branch Footprint 64 75 KTYB (19) 19 locations, serving 11 communities Lexington is the economic engine for Central KY Strategically located along I - 75 & I - 64 corridors KENTUCKY Lexington - Fayette Richmond Nicholasville Georgetown Winchester Danville Paris Versailles Morehead Wilmore Sandy Hook Cynthiana Headquarters Paris, KY Total FTEs 236 Founded 1851 Ticker KTYB (OTCQX) Market Capitalization ($M) (1) $113 Balance Sheet Highlights 12/31/20 Total Assets $1,239,505 Total Gross Loans HFI 766,871 Total Deposits 978,604 Total Equity 128,342 LTM Profitability 12/31/20 Net Income $11,697 ROAA 0.97% Net Interest Margin 3.28% Efficiency Ratio 72.9% Capitalization TCE Ratio (ex. PPP) (3) 9.7% Leverage Ratio 9.9% Asset Quality (2) Reserves / Gross Loans HFI (ex. PPP) (3) 1.36% NCOs / Avg. Loans 0.04% NPAs / Assets 0.48% Reserves / NPLs 187.7% Loan Modifications / Gross Loans HFI (ex. PPP) (3) 0.2%

Page 7 Complementary Franchises Construction 8% Resi. R.E. 1 - 4 Fam. 13% O.O. CRE 15% Non - O.O. CRE 21% Multifamily 3% C&I 38% Consumer 1% Other 1% Construction 2% Resi. R.E. 1 - 4 Fam. 38% O.O. CRE 19% Non - O.O. CRE 14% Multifamily 6% C&I 11% Consumer 3% Other 7% Construction 7% Resi. R.E. 1 - 4 Fam. 18% O.O. CRE 15% Non - O.O. CRE 19% Multifamily 4% C&I 33% Consumer 2% Other 2% Noninterest - bearing 30% Other Transaction Accounts 33% MMDA / Savings / Other 25% Time <$100,000 6% Time ≥$100,000 6% Noninterest - bearing 30% Other Transaction Accounts 34% MMDA / Savings / Other 26% Time <$100,000 5% Time ≥$100,000 5% Noninterest - bearing 32% Other Transaction Accounts 28% MMDA / Savings / Other 22% Time <$100,000 8% Time ≥$100,000 10% $3.5B $0.8B $4.3B $4.0B $ 1.0 B $5.0B Note: Data as of 12/31/20. Excludes loans held for sale. (1) Pro forma does not reflect purchase accounting or merger adjustments. Pro Forma (1) Loan Portfolio Deposit Composition Note: $550M in PPP Note: $41M in PPP

Transaction Overview

Consideration	► Approximately $190 million deal value, or $31.78 per KTYB share[1] ► 0.640 shares of SYBT common stock and $4.75 per share in cash for each KTYB share ► Stock / cash mix ~85% / ~15%
Key Pricing Multiples[1][2]	► Price / Tangible Book Value Per Share: 1.65x ► Price / 2020 EPS: 16.2x ► Price / 2020 EPS + Fully Phased Cost Savings[3]: 9.8x
Pro Forma Ownership	► ~86% SYBT existing shareholders ► ~14% KTYB current shareholders
Management & Board of Directors	► Louis Prichard, currently CEO, to join SYBT as Central Kentucky Market President ► 2 KTYB board members to join the Board of Directors of SYBT
Timing and Approvals	► Targeted closing date in second quarter of 2021 ► Customary regulatory approvals and closing conditions ► Approval of KTYB shareholders

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(1) Based on SYBT closing common stock price of $42.24 as of 1/25/21.
(2) Based on KTYB financials as of 12/31/20.
(3) Reflects the addition of $7.6 million in after-tax cost savings.

Key Merger Assumptions & Financial Impact

Key Assumptions

- ~26.5% cost savings, 50% realized in remainder of 2021 and 100% thereafter
- Revenue synergies identified, but not included in financial modeling
- Pre-tax one-time restructuring charges of ~$26.8 million, 100% modeled against equity at close
- Pre-tax write-down on other assets of ~$4.8 million
- Core deposit intangible of 0.50% of non-time deposits, amortized using sum-of-the-years digits (SYD) method over 10 years

Credit Mark & CECL Assumptions(1)

- Gross loan credit mark of ~$16.3 million or 2.25% of KTYB loans HFI (ex. PPP)
  - PCD loan credit mark: ~$10.6 million (recorded as ACL)
  - Non-PCD loan credit mark: ~$5.7 million, accreted to income over life of loans
- Day 2 CECL reserve of ~$5.7 million (1.0x Non-PCD mark, assumed at closing)

Financial Impact(2)

- ~12.5% accretion to 2022 EPS (first full year)
- Tangible book value per share dilution at close of ~4% earned back in ~2.5 years (crossover method)
- Pro forma TCE / TA ~9.5% and Total RBC Ratio ~13% at close

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(1) Aggregate dollar amounts are based on 12/31/20 financials for KTYB. Reflects the credit adjustment based on initial evaluation of acquired loans which is subject to change and will be finalized at closing.
(2) Pro forma financials assume a deal closing 6/30/21. See Appendix for additional detail.

Page 10 Comprehensive Due Diligence Disciplined Acquiror ► SYBT is an experienced acquirer; third transaction since 2012 ► Long track record of growing earnings and tangible book value Conservative Diligence Approach ► Comprehensive and collaborative process including business, operational, credit, financial, legal, HR and regulatory ► Extensive diligence and discussion period – including diligence in early 2020 (pre - COVID) and restarting in late 2020 ► Detailed review of revenue and expense structure to determine potential synergies ► Heightened focus on credit and interest rate risk, in light of the pandemic ► Multiple discussions of performance trends and credit migration through 2020. SYBT’s most experienced credit team reviewed a significant portion of the loan portfolio: − Reviewed 49% of the loan portfolio, excluding PPP balances − Reviewed 88% of loans with balances above $1 million ► 3 rd party credit review of the Kentucky Bank loan portfolio, in addition to internal review ► Long relationship between executives at both companies

Page 11 Transaction Highlights x Natural extension of existing footprint into attractive Central Kentucky markets x Builds upon strengths and enhances scale, profitability and performance x Attractive financial returns with strong EPS accretion and short tangible book value earnback x Further diversifies combined loan portfolio across asset classes and markets x Detailed and robust due diligence process x Shared values – culture, leadership & strategic familiarity x Lower risk, in - state transaction benefitting from a successful and prudent integration track record

Page 12 Appendix

Page 13 Illustrative Earnings Per Share Impact Note: SYBT net income estimates are based on mean wall street consensus EPS estimates as compiled and reported by FactSet . KTYB net income as estimated by SYBT management. Purchase accounting adjustments illustrated above remain subject to change and will be finalized at closing. (1) Other Adjustments include opportunity cost of cash and fair market value amortization relating to the securities port fol io. 2022E GAAP EPS ($ in millions, except per share) Accretion SYBT 2022E Consensus Mean Net Income Estimate $53.1 KTYB 2022E Net Income Estimate 10.0 After-Tax Transaction Adjustments: Cost Savings (100% Realized in 2022) $7.6 Accretion of Non-PCD Credit Mark ("Double-Dip") 1.1 Core Deposit Intangible Amortization (0.5) Other Adjustments (1) (1.5) Pro Forma 2022E SYBT Net Income $69.8 Pro Forma Average Fully Diluted Shares 26.6 SYBT 2022E Standalone EPS Estimate $2.33 Pro Forma 2022E EPS Estimate $2.62 $ EPS Accretion to SYBT $0.29 % EPS Accretion to SYBT 12.5%

Illustrative Tangible Book Value Per Share Impact

Tangible Book Value Dilution

		$ Millions	Millions of Shares	$ Per Share
SYBT Standalone				
SYBT Tangible Book Value at December 31, 2020		$426.2	22.7	$18.78
(+) 2 Quarters Consensus Earnings to Close		25.9		
(+) 2 Quarters Consensus Dividends to Close ($0.27 Per Quarter)		(12.3)		
(+) Amortization of Existing Core Deposit Intangibles to Close		0.2		
SYBT Standalone TBV at Close		**$440.1**	**22.7**	**$19.39**
Pro Forma				
SYBT Standalone TBV at Close		$440.1	22.7	$19.39
(+) Equity Consideration to KTYB	(1)	161.2	3.8	
(+) Total Intangibles Created	(2)	(85.8)		
(+) SYBT After-Tax Restructuring Costs	(3)	(16.5)		
(+) Establish ACL on KTYB Non-PCD Loans ("Double-Dip")		(4.4)		
SYBT Pro Forma TBV at Close		**$494.5**	**26.5**	**$18.66**
SYBT (Dilution) - $				**($0.74)**
SYBT (Dilution) - %				**(3.8%)**
TBVPS Earnback (Crossover Method)	(6)			**~ 2.5 Years**

Intangibles Created

		$ Millions
Deal Value		$189.5
KTYB TCE at Close	(4)	$117.4
(+) KTYB After-Tax Restructuring Costs	(5)	(4.1)
(+) Net After-Tax Credit Mark		(4.9)
(+) After-Tax OREO Mark		(0.1)
(+) After-Tax Other Assets Mark		(3.7)
Adjusted Tangible Book Value		**$104.6**
Excess Over Adjusted TBV		$84.9
(+) Core Deposit Intangible Created		(4.0)
(+) DTL on CDI		0.9
Goodwill Created		**$81.7**
Total Intangibles Created	(2)	**$85.8**

Note: Purchase accounting adjustments as illustrated above remain subject to change and will be finalized at closing.
(1) Based on 0.640x exchange ratio and SYBT closing common stock price of $42.24 as of 1/25/21.
(2) Based on expectations and assumptions as of announcement date, subject to change at transaction closing.
(3) Restructuring costs allocated to SYBT, assuming all restructuring costs are accrued at closing.
(4) Estimated KTYB tangible common equity at close per SYBT management.
(5) One-time costs allocated to KTYB on a preliminary basis.
(6) Based on when pro forma tangible book value per share crosses over and begins to exceed standalone SYBT tangible book value per share.

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Strong Pro Forma Reserve Coverage

Illustrative Pro Forma As If Completed December 31, 2020

($ in millions)	SYBT	KTYB	Pro Forma
Loan Balances (ex. PPP)[(1)]	$2,981.4	$725.4	$3,706.8
SYBT Allowance for Credit Losses			$51.9
Credit Mark and CECL Reserve Combined[(2)]			$22.0
Existing ACL plus Credit Mark and CECL Reserve Created			$73.9
Pro Forma Credit Risk Coverage with ACL and Credit Mark			1.99%

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Note: Financial data as of 12/31/20. Purchase accounting adjustments as illustrated above remain subject to change and will be finalized at closing.
(1) Calculated as 12/31/20 gross loans held for investment less PPP loan balances of $550 million and $41 million for SYBT and KTYB, respectively.
(2) Equal to ~$16.3 million gross credit mark plus ~$5.7 million Day 2 CECL reserve.